APPENDIX OF GRAPHIC AND IMAGE DIFFERENCES



   The following description of graphic and image differences is provided pursuant to Rule 304 of Regulation S-T under the Securities Exchange
Act of 1934:

   The graph depicting the Five-Year Performance Comparison appearing on page 17 of the document in paper format is being filed under cover of Form SE in accordance with Rule 304(d)(1) of Regulation S-T. Information derived from the graph is given in the chart in the electronic format document comprising lines 1368 through 1376, which chart also appears in the paper format document on page 17.